FIRST COMMUNITY FINANCIAL
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT is made and entered into as of the Effective Date, by and among FIRST COMMUNITY FINANCIAL PARTNERS, INC., FIRST COMMUNITY FINANCIAL BANK, and ROY C. THYGESEN. As used in this Agreement, capitalized terms have the meanings set forth in Section 21.
RECITALS
A.Executive has been employed by the Prior Employer pursuant to the Prior Employment Agreement.
B.The Prior Employer has been a subsidiary of the Company.
C.The Company will consolidate its subsidiary banks, including the Prior Employer, into one wholly-owned institution (which will be the Bank) via simultaneous mergers (the “Bank Consolidation”).
D.Following the Bank Consolidation, the Employer desires to employ Executive pursuant to the terms of this Agreement and Executive desires to be employed by the Employer pursuant to such terms.
E.The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment with the Employer, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Employer or Executive may make to terminate this Agreement and Executive’s employment with the Employer.
F.The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all prior employment agreements between the Parties, whether or not in writing, including the Prior Employment Agreement, and to have any such prior employment agreements become null and void as of the Effective Date, in each case contingent upon the consummation of the Bank Consolidation.
AGREEMENT
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.Employment Period. The Employer shall employ Executive during the Employment Period and Executive shall remain in the employ of the Employer and provide services

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to the Employer during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, unless sooner terminated as provided herein, provided that the Employment Period shall be extended automatically for one additional year beginning on the first anniversary of the Effective Date and on each anniversary thereafter unless either Party notifies the other Party, by written notice delivered no later than 90 days prior to such anniversary, that the Employment Period shall not be extended. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the two-year period immediately following the Change in Control and shall then terminate.
2.    Duties. During the Employment Period, Executive shall devote Executive’s full business time, energy, and talent to serving as the Chief Executive Officer of the Bank, subject to the direction of the Bank Board, and the Chief Executive Officer of the Company, subject to the direction of the Company Board. Executive shall have the duties that are commensurate with Executive’s position(s) and any other duties that may be assigned to Executive by the Bank Board and the Company Board, and Executive shall perform all such duties faithfully and efficiently. Executive shall have such powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the duties required of Executive hereunder. During the Employment Period, Executive shall be nominated to serve as a member of the Bank Board and the Company Board, subject to the election of the applicable shareholders. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the Independent Company Board, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Employer or any Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Employer or an Affiliate) or hold any other position with any business without receiving the prior written consent of the Independent Company Board.
3.    Compensation and Benefits. During the Employment Period, while Executive is employed by the Employer, the Bank shall compensate Executive for Executive’s services as follows:
(a)    Base Salary. Executive shall be paid a base salary at an annual rate of $272,950 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Bank then in effect. Each year during the Employment Period, Executive’s Annual Base Salary shall be reviewed by the Compensation Committee for possible increase, but not decrease, with any such increase to be effective as of January 1 of the year of such adjustment; provided, however, that the first such review shall occur within 180 days following the Effective Date.
(b)    Annual Bonus. Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Bank for each fiscal year ending during the Employment Period. Incentive Bonuses shall be established and determined in

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accordance with the Bank’s annual cash incentive plan, as may be in effect from time to time, or otherwise as determined by the Compensation Committee. Any Incentive Bonus shall be paid to Executive no later than two and one-half months after the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Compensation Committee has made all determinations and taken all actions necessary to establish such Incentive Bonus.
(c)    Benefit Plans. Executive shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Bank as may be in effect from time to time with respect to senior executives employed by the Bank, on as favorable a basis as other similarly situated and performing executives. During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Bank as may be in effect from time to time with respect to senior executives employed by the Bank, on as favorable a basis as other similarly situated and performing executives.
(d)    Vacation. Executive shall be entitled to accrue paid vacation in accordance with and subject to the Bank’s vacation programs and policies as may be in effect from time to time, provided that the minimum number of paid vacation days Executive shall accrue per calendar year is 25 days.
(e)    Business Reimbursements. Executive shall be eligible to be reimbursed by the Bank, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Bank, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Bank’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Bank’s business.
(f)    Automobile. The Bank shall provide Executive with an automobile for Executive’s use similar to or higher in class than the employer-provided automobile enjoyed by Executive as of the Effective Date. The Bank shall also pay to Executive on a monthly basis the sum of $500 as an automobile allowance, in accordance with the normal payroll practices of the Bank then in effect. Executive shall be responsible for all expenses for fuel, maintenance, repairs, insurance, and other costs relating to Executive’s automobile.
(g)    Life Insurance. The Bank shall pay to Executive on a monthly basis the sum of $900 as reimbursement for life insurance premiums paid by Executive, in accordance with the normal payroll practices of the Bank then in effect.
(h)    Personal Expense Allowance. The Bank shall pay to Executive on a monthly basis the sum of $1,700 as a non-accountable personal expense allowance, in accordance with the normal payroll practices of the Bank then in effect.
4.    Rights upon Termination. This Agreement and Executive’s employment under this Agreement may be terminated for any of the reasons described in this Section 4. Executive’s

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right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:
(a)    Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date; provided, however, that any benefits, incentives or awards payable as described in Section 4(i) shall be provided in accordance with the terms of the applicable plan, program, or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Employer or an Affiliate following the Termination Date for purposes of any plan, program, or arrangement.
(b)    Termination for Cause, Voluntary Resignation, or Non-Renewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause or a termination by Executive other than for Good Reason, or if this Agreement expires due to notice of non-renewal by either Party as provided under Section 1 or at the end of a Covered Period, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Employer and the Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date.
(c)    Termination other than for Cause or Termination for Good Reason. If Executive’s employment is subject to a Termination other than during a Covered Period, then, in addition to the Minimum Benefits, the Bank shall provide Executive the following benefits:
(i)    On the first regularly-scheduled payroll date following the 45th day following the Termination Date, Executive shall commence receiving the Severance Amount (less any amount described in Section 4(c)(ii)), with such amount to be paid in 24 substantially equal semi-monthly installments, with each successive payment being due on the semi-monthly anniversary of the Termination Date.
(ii)    To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first regularly-scheduled payroll date following the 45th day following the Termination Date.
(iii)    Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(e).
(d)    Termination upon a Change in Control. If Executive’s employment is subject to a Termination within a Covered Period, then, in addition to Minimum Benefits, the Bank shall provide Executive the following benefits:

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(i)    On the 45th day following the Termination Date, the Bank shall pay Executive a lump sum payment in an amount equal to the Severance Amount.
(ii)    Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e).
(e)    Medical and Dental Benefits. If Executive’s employment is subject to a Termination, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical or dental plans of the Bank (or an Affiliate) for active employees immediately prior to the Termination Date, then, provided Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Bank shall provide Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the Termination for a period of 12 months immediately following the Termination, such that Executive shall be required to pay, on a monthly basis, the same amount as Executive would pay if Executive continued in employment with the Employer during such period (with such monthly amount payable by Executive reduced by an amount equal to one-twelfth of the aggregate amount of Bank contributions to Executive’s health savings account during the 12-month period prior to Executive’s Termination), and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Bank (or an Affiliate) or violate any nondiscrimination requirements then applicable with respect to the applicable plans. The coverages under this Section 4(e) may be procured directly by the Bank (or an Affiliate, if appropriate) apart from, and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical or dental plans, and provided, further, that the cost to the Bank and the Affiliates shall not exceed the cost for continued COBRA coverage under the Bank’s (or an Affiliate’s) plans, as set forth in the immediately preceding sentence. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Bank (or Affiliate) plan benefits, the Bank’s and the Affiliates’ obligations under this Section 4(e) shall cease with respect to the eligible Executive and/or dependent. Executive and Executive’s dependents must notify the Bank of any subsequent employment and provide information regarding medical and/or dental coverage available.
(f)    Termination Due to Executive’s Death. If Executive’s employment with the Employer and all Affiliates is subject to a termination due to Executive’s death, then, in addition to the Minimum Benefits, the Bank shall provide the following benefits:
(i)    The Bank shall pay to Executive’s heirs, estate, or personal representative, as may be applicable, a lump sum amount equal to 50% of Executive’s Annual Base Salary as of the time of Executive’s death, within 90 days following Executive’s death.
(ii)    Executive’s dependents, as may be applicable, shall be entitled to the benefits provided in Section 4(e), provided that such benefits shall be paid for by the Bank, such that Executive’s dependents shall not be required to pay the same amount as Executive would pay if Executive continued in employment with the Employer during the 12-month period described in Section 4(e).

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(g)    Termination Due to Executive’s Disability. If Executive’s employment with the Employer and all Affiliates is subject to a termination due to Executive’s Disability, then, in addition to the Minimum Benefits, the Bank shall provide the following benefits:
(i)    On the first regularly-scheduled payroll date following the 45th day following the Termination Date, the Bank shall pay to Executive a lump sum amount equal to 100% of Executive’s Annual Base Salary as of such Termination Date.
(ii)    Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e).
(iii)    During the 12 months immediately following the Termination Date, Executive and Executive’s dependents, as may be applicable, shall continue to be eligible to participate, subject to the terms thereof, in all disability and life insurance plans of the Bank as may be in effect from time to time with respect to senior executives employed by the Bank, on as favorable a basis as immediately prior to the Termination Date.
(h)    Golden Parachute Payment Adjustment.
(i)    If the value of any payment or other benefit Executive would receive in connection with a Change in Control (the “Benefit”) would (A) constitute a “parachute payment” within the meaning of Code Section 280G, and (B) but for this sentence, be subject to the Excise Tax, then the Benefit shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax or (2) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to the Bank’s approval if made on or after the date on which the event that triggers the Benefit occurs and to the extent that such election does not violate Code Section 409A): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of Executive’s stock awards unless Executive elects in writing a different order for cancellation.
(ii)    The accounting firm engaged by the Bank for general audit purposes as of the day prior to the effective date of the Change in Control shall perform any calculations necessary in connection with this Section 4(h). If the accounting firm so engaged by the Bank is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Bank shall appoint a nationally recognized accounting firm to make

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the determinations required hereunder. The Bank shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
(iii)    The accounting firm engaged to make the determinations under this Section 4(h) shall provide its calculations, together with detailed supporting documentation, to the Parties within 15 calendar days after the date on which Executive’s right to a Benefit is triggered (if requested at that time by Executive or the Bank) or such other time as requested by Executive or the Bank. If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish the Parties with an opinion reasonably acceptable to the Bank that no Excise Tax will be imposed with respect to such Benefit. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Parties, except as set forth below.
(iv)    If, notwithstanding any reduction described in this Section 4(h), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Bank, within 30 days after a final IRS determination, or, in the event Executive challenges the final IRS determination, within 30 days after a final judicial determination, a portion of the payment equal to the Repayment Amount. The “Repayment Amount” with respect to the payment of benefits shall be the smallest amount, if any, required to be paid to the Bank so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be $0 if a Repayment Amount of more than $0 would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this Section 4(h), Executive shall pay the Excise Tax.
(v)    Notwithstanding any other provision of this Section 4(h), if (A) there is a reduction in the payment of benefits as described in this Section 4(h), (B) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (C) Executive pays the Excise Tax, then the Bank shall pay to Executive those benefits that were reduced pursuant to Section 4(h) contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.
(i)    Other Benefits.
(i)    Executive’s rights following a termination of employment with the Employer and the Affiliates for any reason with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Bank or the Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or

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arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.
(ii)    Except as specifically provided herein, the Bank and the Affiliates shall have no further obligations to Executive under this Agreement following Executive’s termination of employment for any reason.
(j)    Removal from any Boards and Positions. Upon Executive’s termination of employment for any reason under this Agreement, Executive shall be deemed to resign (i) if a member, from the Bank Board and the Company Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Employer or an Affiliate, (ii) from each position with the Employer and the Affiliates, including as an officer of the Employer or the Affiliates, and (iii) as a fiduciary of any employee benefit plan of the Employer or the Affiliates.
(k)    Regulatory Suspension and Termination.
(i)    If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Employer or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, all obligations of the Employer and the Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings, provided that if the charges in such notice are dismissed, the Bank may in its discretion (A) pay Executive all or part of the compensation withheld while its and the Affiliates’ obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its and the Affiliates’ obligations that were suspended, all in accordance with Code Section 409A.
(ii)    If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Employer or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, all obligations of the Employer and the Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this Section 4(k) shall not affect any vested rights of the Parties.
(iii)    If the Bank is in default as defined in Section 3(x) of the FDIA, all obligations of the Employer under this Agreement shall terminate as of the date of default, provided that this Section 4(k) shall not affect any vested rights of the Parties.
(iv)    All obligations of the Employer under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, or when the Bank is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4(k) shall not affect any vested rights of the Parties.

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(v)    Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.
(l)    Clawback. Notwithstanding any provision of this Agreement to the contrary, if any Severance Restrictions require the recapture or “clawback” of any Severance Amount paid to Executive under this Agreement, Executive shall repay to the Bank the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Executive’s receipt of a written notice from the Bank indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions.
(m)    TARP. Notwithstanding any provision of this Agreement to the contrary, if the Bank is, as a result of its or any Affiliate’s participation in TARP, prohibited from paying or providing to Executive any of the benefits described herein, Executive shall have no further right to receive, and shall forever waive and discharge any claim against the Employer or any respective directors, officers, employees, and agents with respect to, any such benefits, and Executive shall not be entitled to any other compensation or benefit in lieu thereof. Further, to the extent Executive is or becomes subject to the “claw-back” provisions of Section 111(b)(3)(B) of the EESA as a result of the Bank’s or any Affiliate’s participation in TARP, Executive shall repay to the Bank, within 15 business days of notification in writing that such amounts are required to be repaid pursuant to such claw-back provisions, any amounts of incentive compensation paid to Executive if it is later determined that such payments were based on materially inaccurate financial statements or performance metrics, or such claw-back is otherwise required by the Treasury pursuant to its authority under TARP. If the Bank notifies Executive in writing that benefits received by Executive hereunder are in violation of the EESA, Executive shall repay the aggregate amount of such payments to the Bank no later than 15 business days following Executive’s receipt of such notice. If Executive does not repay any such amounts within such 15-day periods, Executive shall be liable for any costs incurred by the Bank, including reasonable legal fees, in pursuing repayment of any such amounts.
5.    Release. Notwithstanding any provision of this Agreement to the contrary, no benefits owed to Executive (or Executive’s dependents, heirs, estate, or personal representative, as may be applicable) under Section 4(c), 4(d), 4(e), 4(f), or 4(g) (other than the Minimum Benefits) shall be provided to Executive unless Executive (or Executive’s dependents, heirs, estate, or personal representative, as may be applicable) executes (without subsequent revocation) and delivers to the Bank a Release within 21 days (or such longer period to the extent required by applicable law) following the Termination Date.
6.    Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Employer and the Affiliates (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Employer and the Affiliates and the ability of each to continue its business.
(a)    Confidential Information. Executive acknowledges that, during the course of Executive’s employment with the Employer, Executive may produce and have access to

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Confidential Information. Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Employer, either during or after Executive’s employment with the Employer, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Employer or the Affiliates, or Executive’s activities in connection with the business of the Employer or the Affiliates, Executive shall immediately notify the Employer of such subpoena, court order, or other requirement and deliver forthwith to the Employer a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Employer’s and the Affiliates’ policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and the Affiliates; in this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information. Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Executive did not violate any terms set forth in this Agreement.
(b)    Documents and Property.
(iii)    All records, files, documents, and other materials or copies thereof relating to the business of the Employer or the Affiliates that Executive prepares, receives, or uses shall be and remain the sole property of the Employer and, other than in connection with the performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of the Employer or the Affiliates without the Employer’s prior written consent, and shall be immediately returned to the Employer upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials. Executive shall disclose to the Employer all computer and internet user identifications and passwords used by Executive in the course of Executive’s performance of Executive’s duties hereunder or necessary for accessing information on the Employer’s or the Affiliates’ computer systems upon Executive’s termination of employment for any reason.
(iv)    Executive acknowledges that Executive’s access to and permission to use the Employer’s computer systems, networks, and equipment, and all Employer and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Employer. Any other access to or use of such systems, network, equipment, and information is without authorization and is prohibited. The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Employer and the Affiliates (including smart phones, PDAs, digital tablets, or other portable electronic devices). Executive shall not

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transfer any Employer or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Employer or an Affiliate. Upon the termination of Executive’s employment with the Employer for any reason, Executive’s authorization to access and permission to use the Employer’s and the Affiliates’ computer systems, networks, and equipment, and any Employer and Affiliate information contained therein, shall cease.
(c)    Non-Solicitation. As an essential ingredient of and in consideration of this Agreement, the Bank’s agreement to pay the compensation described herein, and Executive’s employment with the Employer, Executive shall not, during Executive’s employment or during the Restricted Period, whether the termination of Executive’s employment occurs during the Employment Period or thereafter, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):
(i)    (A) Induce or attempt to induce any employee of the Employer or an Affiliate to leave the employ of the Employer or an Affiliate; (B) in any way interfere with the relationship between the Employer or an Affiliate and any employee of the Employer or an Affiliate; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Employer or an Affiliate to cease doing business with the Employer or an Affiliate or in any way interfere with the relationship between the Employer or an Affiliate and their respective customers, suppliers, licensees, or other business relations.
(ii)    Solicit the business of any person or entity known to Executive to be a customer of the Employer or an Affiliate, where Executive, or any person reporting to Executive, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Employer or an Affiliate.
Notwithstanding any provision of this Agreement to the contrary, in the event Executive’s employment is subject to a Termination and the Bank, as a result of its or any Affiliate’s participation in TARP, is prohibited from providing to Executive all benefits under Section 4(c), 4(d), and 4(e), the Restrictive Covenant shall not apply.
(d)    Works Made for Hire Provisions. The Parties acknowledge that all work performed by Executive for the Employer or an Affiliate shall be deemed a work made for hire. The Employer shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Inventions, and the Employer shall retain the exclusive right to license, sell, transfer, and otherwise use and dispose of the same. All enhancements of the technology of the Employer or an Affiliate that are developed by Executive shall be the exclusive property of the Employer. Executive hereby assigns to the Employer any right, title, and interest in and to all Inventions that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Employer or an Affiliate. Executive shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Employer (both during and after the termination of Executive’s employment with the Employer) in order to vest more fully in the Employer or an Affiliate all ownership rights in the Inventions (including

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obtaining patent, copyright, or trademark protection therefore). To the extent required by applicable state statute, this Section 6(d) shall not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Employer or an Affiliate was used and that was developed entirely on Executive’s own time, unless the Invention (i) relates to the business of the Employer or an Affiliate or to the Employer’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Employer or an Affiliate.
(e)    Remedies for Breach of Restrictive Covenants. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area, and scope. Executive further acknowledges that the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Employer and the Affiliates, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and the Affiliates and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of the restrictions contained in this Section 6, the Employer and the Affiliates, in addition to and not in limitation of, any other rights, remedies, or damages available under this Agreement or otherwise at law or in equity, (i) shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Employer or an Affiliate post bond and (ii) shall be relieved of any obligation to pay or provide any amounts or benefits pursuant to this Agreement. If Executive violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.
(f)    Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.
7.    No Set-Off; No Mitigation. Except as provided herein, the Employer’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Employer may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

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8.    Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Employer, First Community Financial Partners, Inc.; Attention: Chairman of the Board of Directors; 2801 Black Road; Joliet, Illinois 60435; and if to Executive, to Executive’s most recent address in the Employer’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
9.    Indemnification.
(a)    Insurance. The Bank shall provide Executive (including Executive’s heirs, personal representatives, executors, and administrators) during the Employment Period with coverage under a directors’ and officers’ liability insurance policy at its expense.
(b)    Hold Harmless. In addition to the insurance coverage provided for in this Section 9, the Employer shall hold harmless and indemnify Executive (and Executive’s heirs, personal representatives, executors, and administrators) to the fullest extent permitted under applicable law, but also subject to the limits of applicable law, against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit, or proceeding in which Executive may be involved by reason of having been an officer of the Employer (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities), with such expenses and liabilities to include judgments, court costs, and attorneys’ fees and the cost of reasonable settlements.
(c)    Advancement of Expenses. If Executive becomes a party, or is threatened to be made a party, to any action, suit, or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this Section 9, the Bank shall, to the full extent permitted under applicable law, advance all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement (collectively “Expenses”) incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding, subject to receipt by the Bank of a written undertaking from Executive: (i) to reimburse the Bank for all Expenses actually paid by the Bank to or on behalf of Executive if it shall be ultimately determined that Executive is not entitled to indemnification by the Bank for such Expenses; and (ii) to assign to the Bank all rights of Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Bank to or on behalf of Executive.
10.    Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.
11.    Mandatory Arbitration. Except as provided in Section 6(e), if any dispute or controversy arises under or in connection with this Agreement, and such dispute or controversy cannot be settled through negotiation, the Parties shall first try in good faith to settle the dispute or controversy by mediation administered by the American Arbitration Association under its

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Commercial Mediation Procedures. If such mediation is not successful, the dispute or controversy shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The FDIC may appear at any arbitration hearing but any decision made thereunder shall not be binding on the FDIC.
12.    Equitable Relief. Notwithstanding Section 11, either Party may file a request with a court of competent jurisdiction for equitable relief, including injunctive relief, pending resolution of any claim through the arbitration procedure set forth herein; provided, however, that in such cases, the trial on the merits of the claims shall occur in front of, and shall be decided by, the arbitrator, who shall have the same ability to order legal or equitable remedies as could a court of general jurisdiction.
13.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral, including the Prior Employment Agreement, which is hereby terminated in its entirety. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
14.    Withholding of Taxes. The Employer may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
15.    No Assignment. Executive’s right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 15, the Employer and the Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
16.    Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors, and assigns.
17.    Legal Fees. In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and other costs (including the costs of experts, evidence, and counsel) relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

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18.    Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.
19.    Code Section 409A.
(a)    To the extent any provision of this Agreement or action by the Employer would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Employer. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Employer to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 19 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Employer does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.
(b)    Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.
20.    Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Bank; (e) the words “include,” “includes,” and “including” (and the like) mean

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“include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.
21.    Definitions. As used in this Agreement, the terms defined in this Section 21 have the meanings set forth below.
(a)    “1934 Act” means the Securities Exchange Act of 1934.
(b)    “Affiliate” means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company or the Bank, where “control” means (i) the ownership of more than 50% of the Voting Securities or other voting or equity interests of any Business Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity.
(c)    “Agreement” means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.
(d)    “Annual Base Salary” has the meaning set forth in Section 3(a).
(e)    “Average Incentive Bonus” means the average of Incentive Bonuses determined for the immediately preceding three completed fiscal-year performance periods of the Bank; provided, however, that if an Incentive Bonus has not yet been determined for a previously completed fiscal year performance period as of the Termination Date, then Target Bonus shall be used with respect to such fiscal year for purposes of calculating the Average Incentive Bonus. For purposes of calculating the Average Incentive Bonus, fiscal years for which no bonus was determined to have been earned shall be included in the calculation of the three-year average.
(f)    “Bank” means First Community Financial Bank.
(g)    “Bank Board” means the Board of Directors of the Bank.
(h)    “Bank Consolidation” has the meaning set forth in the Recitals.

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(i)    “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary as of the date one day prior to the Change in Control, and (ii) the Average Incentive Bonus.
(j)    “Benefit” has the meaning set forth in Section 4(h)(i).
(k)    “Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust, or other business entity.
(l)    “Change in Control” means the first to occur of the following:
(i)    The consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding Voting Securities of the Company;
(ii)    During any 12-month period, the individuals who, as of the Effective Date, are members of the Company Board cease for any reason to constitute a majority of the Company Board, unless the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of a majority of the Company Board, in which case such new director shall, for purposes of this Agreement, be considered as a member of the Company Board; or
(iii)    The consummation by the Company of: (A) a merger or consolidation if the Company’s shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Company.
Notwithstanding any provision of this definition to the contrary, a Change in Control shall not be deemed to have occurred solely because more than 50% of the combined voting power of the then outstanding securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or an Affiliate or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Company’s shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.
Further notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Code Section 409A and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

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(m)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(n)    “Code” means the Internal Revenue Code of 1986.
(o)    “Company” means First Community Financial Partners, Inc.
(p)    “Company Board” means the Board of Directors of the Company.
(q)    “Compensation Committee” means the Compensation Committee of the Company Board.
(r)    “Confidential Information” means confidential or proprietary non-public information concerning the Employer or the Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.
(s)    “Covered Period” means the period beginning six months prior to a Change in Control and ending on the date that is 24 months after the Change in Control.
(t)    “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Bank.
(u)    “EESA” means the Emergency Economic Stabilization Act of 2008.
(v)    “Effective Date” means the date of consummation of the Bank Consolidation.
(w)    “Employer” means the Company and the Bank.
(x)    “Employment Period” has the meaning set forth in Section 1.
(y)    “Excise Tax” means the excise tax imposed under Code Section 4999.
(z)    “Executive” means Roy C. Thygesen.
(aa)    “Expenses” has the meaning set forth in Section 9(c).

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(bb)    “FDIA” means the Federal Deposit Insurance Act.
(cc)    “FDIC” means the Federal Deposit Insurance Corporation.
(dd)    “Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:
(i)    A material and adverse change in the nature, scope, or status of Executive’s position, authorities, or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;
(ii)    A material reduction in Executive’s Annual Base Salary or target Incentive Bonus opportunity, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;
(iii)    A relocation of Executive’s primary place of employment of more than 25 miles from Executive’s primary place of employment immediately following the Effective Date, or if applicable, prior to the Covered Period, or a requirement that Executive engage in travel that is materially greater than prior to the Covered Period;
(iv)    Removal of Executive from, or failure to elect Executive to, the Bank Board or the Company Board;
(v)    The failure by an acquirer to assume this Agreement at the time of a Change in Control; or
(vi)    A material breach by the Employer of this Agreement.
Notwithstanding any provision of this definition to the contrary, (A) prior to Executive’s Termination for Good Reason, Executive must give the Employer written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Employer shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Employer cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason.
(ee)    “Incentive Bonus” has the meaning set forth in Section 3(b).
(ff)    “Independent Company Board” means the members of the Company Board other than Executive.
(gg)    “Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas, and software conceived, compiled, or developed by Executive in the

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course of Executive’s employment with the Employer and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive’s exposure to any Confidential Information.
(hh)    “IRS” means the United States Internal Revenue Service.
(ii)    “Minimum Benefits” means, as applicable, the following:
(i)    Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;
(ii)    Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause;
(iii)    Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date;
(iv)    Executive’s unreimbursed business expenses through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Bank’s expense reimbursement policy and within 15 days following the Termination Date; and
(v)    The benefits, incentives, and awards described in Section 4(i)(i).
(jj)    “Parties” means the Employer and Executive.
(kk)    “Prior Employer” means Burr Ridge Bank and Trust.
(ll)    “Prior Employment Agreement” means that certain employment agreement, made and entered into as of April 13, 2009, between the Prior Employer and Executive.
(mm)    “Reduced Amount” has the meaning set forth in Section 4(h)(i).
(nn)    “Release” means a general release and waiver substantially in the form attached as Exhibit A.
(oo)    “Repayment Amount” has the meaning set forth in Section 4(h)(i).
(pp)    “Restricted Period” means a period of 12 months immediately following the termination of Executive’s employment for any reason, whether such termination occurs during the Employment Period or thereafter.
(qq)    “Restrictive Covenant” has the meaning set forth in Section 6(c).

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(rr)    “Severance Amount” means an amount equal to 100% of Executive’s Base Compensation as of the respective Termination.
(ss)    “Severance Restrictions” means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related FDIC guidance, that would require the Employer or any Affiliate to seek or demand repayment or return of any payments made to Executive for any reason, including the Employer, an Affiliate or their successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).
(tt)    “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Bank based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Bank for a particular calendar year.
(uu)    “Substantial Business Efforts” means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Employer or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Employer or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.
(vv)    “Target Bonus” means Executive’s target Incentive Bonus for the applicable fiscal year performance period, if one is used, and if not, the Target Bonus shall be determined based upon the mid-point between the maximum Incentive Bonus and the threshold Incentive Bonus for the applicable fiscal year performance period, with the threshold bonus based upon the first level of performance for which some amount of Incentive Bonus would be payable.
(ww)    “TARP” means the Treasury’s Troubled Asset Relief Program/Capital Purchase Program.
(xx)    “Termination” means a termination of Executive’s employment with the Employer and all Affiliates during the Employment Period either:
(i)    By the Employer, other than (A) a Termination for Cause or (B) a termination as a result of Executive’s death or Disability; or
(ii)    By Executive for Good Reason.

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(yy)    “Termination Date” means the date of termination (whether or not such termination constitutes a Termination) of Executive’s employment with the Employer and all Affiliates.
(zz)    “Termination for Cause” means a termination of Executive’s employment by the Employer as a result of any of the following (in each case as determined by the Independent Company Board):
(i)    Executive’s willful and continuing failure to perform Executive’s obligations hereunder, which failure is not remedied within five business days after receipt of written notice of such failure from the Employer;
(ii)    Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;
(iii)    Executive’s breach of fiduciary responsibility;
(iv)    An act of dishonesty by Executive that has a material adverse effect on the Employer or an Affiliate;
(v)    Executive’s engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Employer or an Affiliate;
(vi)    Executive’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;
(vii)    A material breach by Executive of this Agreement;
(viii)    An act or omission by Executive that has a material adverse effect on the Employer or an Affiliate in the community; or
(ix)    A material breach of Employer policies as may be in effect from time to time.
Further, a Termination for Cause shall be deemed to have occurred if, after the termination of Executive’s employment with the Employer and any Affiliate, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.
Further, with respect to clauses (i), (iii), (iv), (vii), (viii), and (ix) of this definition, Executive shall be entitled to at least 30 days’ prior written notice of the Employer’s intention to terminate Executive’s employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause, and a reasonable opportunity to present to the Independent Company Board Executive’s position regarding any dispute relating to the existence of any grounds for Termination for Cause.

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Further, all rights Executive has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the Independent Company Board or its designee or during any negotiations between the Independent Company Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause and such suspension shall not give rise to a claim of Good Reason by Executive.
([[)    “Treasury” means the United States Department of the Treasury.
(aaa)    “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
22.    Survival. The provisions of Section 6 shall survive the termination of this Agreement.
[Signature page follows]

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IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
By: /s/ Patrick J. Roe
Print Name: Patrick J. Roe
Title: President & COO
FIRST COMMUNITY FINANCIAL BANK
By: /s/ Glen Stiteley
Print Name: Glen Stiteley
Title: Executive Vice President & CFO
EXECUTIVE
By: /s/ Roy C. Thygesen
Roy C. Thygesen

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EXHIBIT A
AGREEMENT AND RELEASE AND WAIVER
This AGREEMENT AND RELEASE AND WAIVER (“Agreement”) is made and entered into by and between [_______________] (the “Company”) and [_______________] (“Executive”).
WHEREAS, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and
WHEREAS, Executive and the Company are parties to that certain Employment Agreement, made and entered into as of [_______________], as amended (the “Employment Agreement”).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:
1.    Termination of Employment. Executive’s employment with the Company shall terminate effective as of the close of business on [_______________] (the “Termination Date”).
2.    Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):
(a)    Severance Amount. [_______________].
(b)    Accrued Salary and Vacation. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)    COBRA Benefits. [_______________].
(d)    Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.
(e)    Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

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3.    Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
4.    Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:
(a)    Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment,
(b)    Relating to wages, bonuses, other compensation, or benefits,
(c)    Relating to any employment or change in control contract,
(d)    Relating to any employment law, including

(i)	The United States and State of Illinois Constitutions,

(ii)	The Civil Rights Act of 1964,

(iii)	The Civil Rights Act of 1991,

(iv)	The Equal Pay Act,

(v)	The Employee Retirement Income Security Act of 1974,

(vi)	The Age Discrimination in Employment Act (the “ADEA”),

(vii)	The Americans with Disabilities Act,

(viii)	Executive Order 11246, and

(ix)	Any other federal, state, or local statute, ordinance, or regulation relating to employment,
(e)    Relating to any right of payment for disability,
(f)    Relating to any statutory or contractual right of payment, and

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(g)    For relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Illinois.
5.    Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money in connection with a charge or investigation. Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
6.    Covenant Not to Sue.
(a)    A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.
(b)    If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.
7.    Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven days after Executive

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has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any revocation must be in writing and directed to [_______________]. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.
8.    Restrictive Covenants. Section 6 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.
9.    Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Company’s business reputation or goodwill.
10.    Company Property.
(a)    Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.
(b)    Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.
11.    No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.
12.    Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
13.    Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

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14.    Applicable Law; Mandatory Arbitration and Equitable Relief. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by Sections 10, 11, and 12 of the Employment Agreement as if restated herein in their entirety.
15.    Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
16.    Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.
17.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.
18.    Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive. Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.
19.    Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal

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headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.
20.    Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

[_______________]	EXECUTIVE
By: [Name] [Title] Date:	[Name] Date:

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